Contact:	Michael Sorell, M.D.	Marc Panoff
	Chief Executive Officer	Chief Financial Officer
	(201) 592-6451	(201) 592-6451
	michaelsorell@neurologix.net	marcpanoff@neurologix.net

NEUROLOGIX COMPLETES $12 MILLION PRIVATE PLACEMENT

Fort Lee, New Jersey (May 11, 2006) – Neurologix, Inc. (OTCBB: NRGX), a biotech company engaged in the research and development of innovative gene therapies for the brain and central nervous system, announced today that it completed a private placement of $12 million of its newly created Series C Convertible Preferred Stock at a price of $35.00 per share. Each share of Series C Stock is convertible into 19.66 shares of common stock. The purchasers in the transaction were the General Electric Pension Trust, the DaimlerChrysler Corporation Master Retirement Trust and certain funds managed by ProMed Management, Inc. In addition, the Company issued warrants to purchase 2,224,719 shares of its common stock at an exercise price of $2.05 per share. The proceeds from the transaction, net of expenses, will be used for working capital and corporate purposes.

Dr. Michael Sorell, President and Chief Executive Officer of Neurologix, stated, “We are extremely pleased that these major institutions have chosen to invest in Neurologix at this critical and exciting period in the Company’s history. As we formally complete our landmark phase I trial of gene therapy for Parkinson’s disease this month, this transaction will facilitate further development of this program toward our eventual goal of bringing to market a gene therapy product for this devastating disorder. This funding will also help us to establish manufacturing arrangements for our Parkinson’s disease product which will be necessary for a pivotal trial and, subject to FDA approval, for commercial sales.

“The financing will also allow us to advance our clinical gene therapy program in epilepsy and bring to completion the Phase I clinical trial for that program. This will also facilitate the expansion of our ongoing pre-clinical efforts in Huntington’s disease and other neurological disorders. We believe our gene therapy platform may be a gateway to potential treatments for an array of central nervous system disorders, including pain, drug addiction and depression.”

The Series C Preferred Stock will accrue cumulative preferred stock dividends at a rate of nine percent (9%) per annum, payable in quarterly installments. The purchasers, among other things, have registration rights and certain anti-dilution protections. The warrants have a term of seven years and are automatically exercised at the end of the term if they are in the money. Additional information regarding the transaction is included in the Company's Current Report on Form 8-K filed with the SEC today.

About Neurologix

Neurologix, Inc. is a development-stage company which is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system, primarily utilizing gene therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease, epilepsy and Huntington’s disease. Neurologix’s core technology, “NLX,” is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson’s disease.

Cautionary Statement Regarding Forward-looking Statements

This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

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The Company is still in the development stage and has not generated any revenues. From inception through December 31, 2005, it incurred net losses and negative cash flows from operating activities of approximately $14.1 million and $11.4 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

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In addition to the recently completed financing, in order to obtain the regulatory approvals necessary to commercialize its current or future product candidates, from time to time the Company will need to raise funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company’s control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

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The ongoing Phase I clinical trial for treatment of Parkinson’s disease using the Company’s NLX technology is not complete and the results will require analysis. If the trial proves unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

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There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational

New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2005 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.

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